Exhibit 99.1

Fisher Communications Announces Director Nominees

for 2012 Annual Meeting of Shareholders

SEATTLE, WA – March 20, 2012 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced its four nominees for election to the Company’s Board of Directors at its 2012 Annual Meeting of Shareholders.

The slate of nominees includes Paul A. Bible, an independent director since 2009 and non-executive Chairman since 2011, Matthew Goldfarb, who was elected in 2011, and Peter E. Murphy, who has served on the Board since January 2012.

Fisher also announced that David A. Lorber, Co-Founder and Portfolio Manager of FrontFour Capital Group, has informed the Company that he will resign from the Board effective immediately to concentrate on his responsibilities of managing FrontFour’s growing portfolio.

As part of an agreement with FrontFour, the Company has nominated Mr. Goldfarb and Frank P. Willey, Vice Chairman of Fidelity National Financial, Inc. and a partner in the law firm of Hennelly & Grossfeld, LLP. Mr. Willey, who has significant public company management and board experience, was recommended by FrontFour, and will stand for election at the 2012 Annual Meeting.

Paul Bible commented, “During David’s tenure on the Board, Fisher’s management and Board strengthened the Company by repaying its $150 million of outstanding long-term debt and selling its non-core asset, Fisher Plaza, for $160 million. We share David’s commitment to create lasting value for our shareholders and appreciate FrontFour’s recommendation of Frank Willey to serve on our Board. We remain focused on executing our strategic plan for the benefit of all of our stakeholders.”

David Lorber said, “During my term, Fisher’s Board has taken decisive actions to improve the Company’s balance sheet and position the Company for ongoing success and shareholder value creation. As I leave the Board to focus on other companies within the FrontFour portfolio, I have confidence in the current composition of Fisher’s Board and believe that Frank Willey would be a strong contributor to the Company’s continued success.”

The biographies of Fisher’s Class 1 and Class 3 director candidates are as follows:

Class 1 Candidates (Terms to expire as of the 2015 Annual Meeting of Shareholders):

Paul A. Bible

Mr. Bible is a senior partner in Lewis & Roca LLP. He currently serves as a non-director member of the independent governance committee of AMERCO. He is also a former Chairman of the Nevada Gaming Commission, the University of Nevada, Reno Foundation, and the Truckee Meadows Community College Foundation.

Matthew Goldfarb

Mr. Goldfarb is the Vice Chairman of Xinergy Ltd. Previously, Mr. Goldfarb served as a Portfolio Manager with Fourth Street Holdings, L.L.C. and managed leveraged loan trading businesses at Pali Capital, Inc. and Tradition North America, Inc. Earlier in his career, he was a Director and Senior Investment Analyst of Blackstone Group/GSO Capital Partners and a Director and Senior Investment Analyst at Pirate Capital LLC. Prior to that, Mr. Goldfarb was with Icahn Associates Corp., as well as an associate with the law firm of Schulte Roth & Zabel LLP.

Frank P. Willey

Mr. Willey is a non-equity partner of Hennelly & Grossfeld, LLP. He is currently the Vice Chairman of the Board of Fidelity National Financial, Inc., where he has held various executive positions, including President and Executive Vice President and General Counsel, and has been a director since 1984.

Class 3 Candidate (Term to expire as of the 2014 Annual Meeting of Shareholders):

Peter E. Murphy

Mr. Murphy is the founder of Wentworth Capital Management. Previously, he was President, Strategy & Development for Caesars Entertainment, as well as an operating partner at Apollo Global Management. Mr. Murphy also spent 18 years at The Walt Disney Company, serving in a number of senior management positions, including Senior Executive Vice President and Chief Strategic Officer.

Important Additional Information

In connection with its 2012 Annual Meeting of Shareholders, the Company will file a proxy statement and other documents regarding the 2012 Annual Meeting with the Securities and Exchange Commission and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2012 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When they are available, the proxy statement and other documents relating to the 2012 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at its website, www.fsci.com, under: Investor Information – SEC Filings.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2012 Annual Meeting. INFORMATION REGARDING THE INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS IS SET FORTH IN THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2011 FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2012 AND IN THE COMPANY’S DEFINITIVE PROXY STATEMENT RELATING TO ITS 2012 ANNUAL MEETING OF SHAREHOLDERS EXPECTED TO BE FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION IN APRIL 2012.

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 18 television stations, which include network affiliations with ABC, CBS, FOX, Univision and The CW that reach 3.5% of U.S. television households, and three radio stations targeting a full range of audience demographics. Fisher Interactive produces more than 120 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company is headquartered at Fisher Plaza in Seattle, WA. More information about Fisher Communications, Inc. is available at www.fsci.com.

Contact:

Sard Verbinnen & Co

Ron Low/David Isaacs

(415) 618-8750